Exhibit 99.1

Oasis Petroleum Inc. Announces Redetermination of Borrowing Base

Houston, Texas — October 1, 2014 — Oasis Petroleum Inc. (NYSE: OAS) (“Oasis” or the “Company”) today announced that the lenders under its revolving credit agreement completed their regular semi-annual redetermination of the borrowing base, resulting in an increase to the borrowing base from $1,750 million to $2,000 million. However, the Company elected to limit the lenders’ aggregate commitment to $1,500 million. The lenders' aggregate commitment can be increased to the full $2,000 million borrowing base by increasing the commitment of one or more lenders.  Oasis did not add any banks to the bank group. The next redetermination of the borrowing base is scheduled for April 1, 2015.

About Oasis Petroleum Inc.
Oasis is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources, primarily operating in the Williston Basin. For more information, please visit the Company’s website at www.oasispetroleum.com.

Contact:
Oasis Petroleum Inc.
Matt Ultis, (281) 404-9600
Manager – Finance and Investor Relations